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                                                                      EXHIBIT 13
                                [ABP LETTERHEAD]



                                October 15, 1999


Mr. G. Harold Northrop
5253 Highway 354
Pine Mountain, GA 31822

         RE:   AMERICAN BUSINESS PRODUCTS, INC.

Dear Hal:

         This letter is to document the recent arrangement entered into between you and the Board of Directors of American Business Products, Inc. ("ABP"). Upon the resignation of Larry L. Gellerstedt, III as Chairman, Chief Executive Officer and President of ABP, the Board asked you to serve as Acting Chairman of the Board of ABP. You have agreed to assume the responsibilities of Acting Chairman of the Board until such time as your successor has been elected by the Board.

         Pursuant to the arrangement, as approved by the Board at its meeting on September 16, 1999, you will receive compensation in the amount of $30,000 per month for your services as Acting Chairman. The amount and terms of your compensation under this arrangement will be reviewed no later than December 31, 1999.

         Please sign this letter as your acknowledgement of the terms of this arrangement.

                                     Very truly yours,



                                     /S/ C. Douglas Miller
                                     -----------------------------------------
                                     On Behalf of the ABP Board of Directors




AGREED AND ACKNOWLEDGED:
/s/ G. Harold Northrop
-----------------------
G. Harold Northrop
Date:  10/15/99
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                        AMERICAN BUSINESS PRODUCTS, INC.
                       2100 RIVEREDGE PARKWAY, SUITE 1200
                             ATLANTA, GEORGIA 30328



                               December 31, 1999



Mr. G. Harold Northrop
5253 Highway 354
Pine Mountain, GA 31822

         RE:  AMERICAN BUSINESS PRODUCTS, INC.

Dear Hal:

         This purpose of this letter is to extend and amend that certain letter agreement between you and American Business Products, Inc. ("ABP"), dated October 15, 1999. Upon the resignation of Larry L. Gellerstedt, III as Chairman, Chief Executive Officer and President of ABP, the Board of Directors of ABP asked you to serve as Acting Chairman of the Board of ABP. You agreed to assume and have assumed the responsibilities of Acting Chairman of the Board. The Board now desires to amend your agreement to provide that you will continue to perform the service as Acting Chairman of the Board through June 30, 2000.

         Pursuant to the Board's decisions at its meeting on December 8, 1999, you will receive compensation in the amount of $30,000 per month for your services as Acting Chairman through February 29, 2000; thereafter, you will receive compensation in the amount of $5,000 per month for your services as Acting Chairman.

         Please sign this letter as your acknowledgement of the terms of this arrangement.

                                     Very truly yours,


                                     /s/ C. Douglas Miller
                                     ------------------------------------------
                                     On Behalf of the ABP Board of Directors



AGREED AND ACKNOWLEDGED:


/s/ G. Harold Northrop
------------------------
G. Harold Northrop

Date:  Dec. 31, 1999
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